UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2012

WisdomTree Investments, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-10932

Delaware	13-3487784
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

380 Madison Avenue

21st Floor

New York, NY 10017

(Address of principal executive offices, including zip code)

(212) 801-2080

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2012 WisdomTree Investments, Inc. (the “Company”) announced that Gregory Barton, 50, was named Chief Operating Officer of the Company. Before joining the Company, Mr. Barton served as Executive Vice President Business and Legal Affairs, General Counsel and Secretary of TheStreet, Inc. from June 2009 to July 2012, following his service as General Counsel and Secretary of Martha Stewart Living Omnimedia, Inc. from October 2007 to August 2008. From October 2004 to October 2007, Mr. Barton served as Executive Vice President, Licensing and Legal Affairs, General Counsel and Secretary, and from November 2002 to October 2004, as Executive Vice President, General Counsel and Secretary, of Ziff Davis Media Inc. Preceding Ziff Davis, Mr. Barton served in a variety of positions at the Company (then known as Individual Investor Group, Inc.) from August 1998 to November 2002, including President, Chief Financial Officer and General Counsel; and prior to that was Vice President, Corporate and Legal Affairs, and General Counsel of Alliance Semiconductor Corporation from May 1995 to August 1998. Mr. Barton also worked at the law firm of Gibson, Dunn & Crutcher. Mr. Barton received a B.A. degree, summa cum laude, from Claremont McKenna College and a J.D. degree, magna cum laude, from Harvard Law School.

Mr. Barton and the Company have entered into an employment agreement, dated October 8, 2012. The agreement is for an indefinite term, and Mr. Barton’s employment is on an “at will” basis. Mr. Barton’s agreement provides for a base salary of $300,000. The agreement entitles Mr. Barton to a guaranteed minimum annual bonus of $200,000. The agreement also entitles Mr. Barton to participate in any annual incentive plan established by our Board of Directors or our Compensation Committee and to participate in standard Company benefit plans. The agreement also contains employee confidentiality, assignment of inventions and non-solicitation of employee provisions. Mr. Barton is entitled to certain benefits in the event of the involuntary termination of his employment without “cause” or the voluntary termination of his employment for “good reason”, as such terms are defined in the agreement, prior to December 31, 2014 (or indefinitely, upon the occurrence of certain events). Under these circumstances, (i) we will pay Mr. Barton, in addition to all accrued but unpaid base salary and guaranteed minimum annual bonus and any discretionary bonus that has been awarded but not yet paid, a severance amount equal to the sum of one-year’s base salary and guaranteed bonus and a prorated guaranteed minimum bonus for the year in which the termination occurs; (ii) Mr. Barton may elect to have us pay for COBRA insurance coverage for a one-year period following his termination; and (iii) vesting of the shares of restricted stock granted to Mr. Barton on October 8, 2012 (and vesting of any later-granted equity agreements with vesting periods greater than 13 months) would be accelerated such that the number of shares vested upon Mr. Barton’s termination would be the number of shares that would have vested through the 12 months following such termination.

A copy of the press release announcing the matters described above as well as Mr. Barton’s Employment Agreement are attached as Exhibit 99.1 and 10.1 respectively.

Item 9.01.	Exhibits

(d) Exhibits

Exhibit 10.1	Employment Agreement, by and between WisdomTree Investments, Inc. and Gregory Barton, dated October 8, 2012.

Exhibit 10.12(1)	Form of Restricted Stock Agreement (Multiple Year Vesting) for Executive Officers is hereby incorporated by reference from the Registrant’s Registration Statement on Form 10 filed with the SEC on March 31, 2011.

Exhibit 99.1	Press Release dated October 8, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WisdomTree Investments, Inc.
Date: October 10, 2012

	By:	/s/ Jonathan Steinberg
Jonathan Steinberg
Chief Executive Officer